Exhibit 99.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 32 to the Registration Statement on Form S-6 (No. 033-82570) (the “Registration Statement”) of our report dated April 9, 2021 relating to the statutory-basis financial statements of Equitable Financial Life Insurance Company of America and consent to the incorporation by reference in the Registration Statement of our report dated April 20, 2021 relating to the financial statements of each of the variable investment options of Equitable America Variable Account L indicated in our report. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
April 21, 2021